Exhibit 10.3

RADIAN GROUP INC.

2014 EQUITY COMPENSATION PLAN

RESTRICTED STOCK UNIT GRANT

TERMS AND CONDITIONS

These Terms and Conditions (“Terms and Conditions”) are part of the Restricted Stock Unit Grant made as of             , 2017 (the “Grant Date”), by Radian Group Inc., a Delaware corporation (the “Company”), to Richard G. Thornberry, an employee of the Company (the “Grantee”).

RECITALS

WHEREAS, the Radian Group Inc. 2014 Equity Compensation Plan (the “Plan”) permits the grant of Restricted Stock Units in accordance with the terms and provisions of the Plan;

WHEREAS, the Company desires to grant Restricted Stock Units to the Grantee, and the Grantee desires to accept such Restricted Stock Units, on the terms and conditions set forth herein and in the Plan; and

WHEREAS, the applicable provisions of the Plan are incorporated into these Terms and Conditions by reference, including the definitions of terms contained in the Plan (unless such terms are otherwise defined herein).

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.    Grant of Restricted Stock Units.

The Company hereby awards to the Grantee                      Restricted Stock Units (hereinafter, the “Restricted Stock Units”), subject to the vesting and other conditions of these Terms and Conditions.

2.    Vesting.

(a)    General Vesting Terms. Provided the Grantee remains employed by the Company or an Affiliate through the vesting date set forth in this Section 2 (the “Vesting Date”) and meets all applicable requirements set forth in these Terms and Conditions, except as set forth in Sections 2(b), 2(c), and 2(d) below, the Restricted Stock Units awarded under these Terms and

Conditions shall vest as follows (the period over which the Restricted Stock Units vest is referred to as the “Restriction Period”):

Vesting Date	Vested Restricted Stock Units
2nd Anniversary of the Grant Date	1/3 of the awarded Restricted Stock Units

3rd Anniversary of the Grant Date	1/3 of the awarded Restricted Stock Units

4th Anniversary of the Grant Date	1/3 of the awarded Restricted Stock Units

(b)    Death or Disability. In the event of the Grantee’s death or Disability while employed by the Company or an Affiliate during the Restriction Period, the Grantee’s Restricted Stock Units will automatically vest in full on the date of the Grantee’s death or Disability, as applicable. For purposes of these Terms and Conditions, the term “Disability” shall mean a physical or mental impairment of sufficient severity that the Grantee is both eligible for and in receipt of benefits under the long-term disability program maintained by the Company, and that meets the requirements of a disability under section 409A of the Code.

(c)    Termination without Cause. Subject to subsection (d) below, in the event (i) the Company terminates the Grantee’s employment during the Restriction Period for any reason other than for Cause (as defined below), death or Disability, or (ii) the Grantee resigns during the Restriction Period for Good Reason (as defined below), and in either case the Grantee executes and does not revoke a Release (as defined below), the Grantee’s Restricted Stock Units will automatically vest in full on the date of the Grantee’s termination of employment.

(d)    Change of Control. Notwithstanding the foregoing, if, during the Restriction Period, a Change of Control occurs and the Grantee’s employment with the Company and its Subsidiaries is terminated by the Company or an Affiliate without Cause, or the Grantee terminates employment for Good Reason, and the Grantee’s date of termination of employment (or in the event of the Grantee’s termination for Good Reason, the event giving rise to Good Reason) occurs during the period beginning on the date that is 90 days before the Change of Control and ending on the date that is one year following the Change of Control, the unvested Restricted Stock Units will automatically vest as of the Grantee’s date of termination of employment (or, if later, on the date of the Change of Control).

(e)    Other Termination. Except as provided in Sections 2(b), 2(c) and 2(d), in the event of a termination of employment, the Grantee will forfeit all Restricted Stock Units that do not vest either before the termination date or on the termination date associated with such termination. Except as provided in Section 2(d), no Restricted Stock Units will vest after the Grantee’s employment with the Company or an Affiliate has terminated for any reason. For clarification purposes, in the event the Grantee’s employment is terminated by the Company or an Affiliate for Cause, the outstanding unvested Restricted Stock Units held by such Grantee shall immediately terminate and be of no further force or effect.

(f)    Definitions.

(i)    For purposes of these Terms and Conditions, “Cause” shall have the meaning set forth in the Employment Agreement entered into between the Company and the Grantee as of February 8, 2017 (the “Employment Agreement”).

(ii)    For purposes of these Terms and Conditions “Good Reason” shall have the meaning set forth in the Employment Agreement.

(iii)    For purposes of these Terms and Conditions “Release” shall have the meaning set forth in the Employment Agreement.

3.    Restricted Stock Units Account.

The Company shall establish a bookkeeping account on its records for the Grantee and shall credit the Grantee’s Restricted Stock Units to the bookkeeping account.

4.    Conversion of Restricted Stock Units.

(a)    Except as otherwise provided in this Section 4, if the Restricted Stock Units vest in accordance with Section 2(a), the Grantee shall be entitled to receive payment of the vested Restricted Stock Units within 60 days after the Vesting Date.

(b)    The vested Restricted Stock Units shall be paid earlier than the Vesting Date in the following circumstances:

(i)    If the Restricted Stock Units vest in accordance with Section 2(b) (the Grantee’s death or Disability), the Grantee shall be entitled to receive payment of the vested Restricted Stock Units within 60 days after the date of the Grantee’s death or Disability, as applicable.

(ii)    If the Restricted Stock Units vest in accordance with Section 2(c) (the Grantee’s termination without Cause), the Grantee shall be entitled to receive payment of the vested Restricted Stock Units within 60 days after the date of the Grantee’s termination of employment.

(iii)    If a Change of Control occurs and the Grantee’s employment terminates in accordance with Section 2(d), the Grantee shall be entitled to receive payment of the vested Restricted Stock Units within 60 days after the date of the Grantee’s termination of employment (or, if later, on the date of the Change of Control).

(c)    On the applicable payment date, each vested Restricted Stock Unit credited to the Grantee’s account shall be settled in whole shares of Common Stock of the Company equal to the number of vested Restricted Stock Units, subject to compliance with the six-month delay described in Section 15 below, if applicable, and the payment of any federal, state, local, or foreign withholding taxes as described in Section 11 below, and subject to compliance with the Restrictive Covenants (as defined below). The obligation of the Company to distribute shares upon vesting shall be subject to the rights of the Company as set forth in the Plan and to all applicable laws, rules, regulations, and such approvals by governmental agencies as may be deemed appropriate by the Committee, including as set forth in Section 13 below.

5.    Certain Corporate Changes.

If any change is made to the Common Stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, or exchange of shares or any other change in capital structure made without receipt of consideration), then unless such event or change results in the termination of all the Restricted Stock Units granted under these Terms and Conditions, the Committee shall adjust, as provided in the Plan, the number and class of shares underlying the Restricted Stock Units held by the Grantee to reflect the effect of such event or change in the Company’s capital structure in such a way as to preserve the value of the Restricted Stock Units. Any adjustment that occurs under the terms of this Section 5 or the Plan will not change the timing or form of payment with respect to any Restricted Stock Units except in accordance with section 409A of the Code.

6.    Restrictive Covenants.

(a)    The Grantee acknowledges and agrees that, in consideration for grant of the Restricted Stock Units, the Grantee remains subject to the non-competition, non-solicitation, confidentiality, inventions assignment, and non-disparagement provisions to the extent described in (including incorporated by reference into) Section 14 of the Employment Agreement, the Restrictive Covenants Agreement dated February 8, 2017 between the Grantee and the Company, the Company’s Code of Conduct (as defined in the Employment Agreement), and any other written agreements between the Company and the Grantee (collectively, the “Restrictive Covenants”).

(b)    The Grantee acknowledges and agrees that in the event the Grantee breaches any of the Restrictive Covenants:

(i)    The Committee may in its discretion determine that the Grantee shall forfeit the outstanding Restricted Stock Units (without regard to whether the Restricted Stock Units have vested), and the outstanding Restricted Stock Units shall immediately terminate; and

(ii)    The Committee may in its discretion require the Grantee to return to the Company any shares of Common Stock received in settlement of the Restricted Stock Units; provided, that if the Grantee has disposed of any shares of Common Stock received upon settlement of the Restricted Stock Units, then the Committee may require the Grantee to pay to the Company, in cash, the fair market value of such shares of Common Stock as of the date of disposition. The Committee shall exercise the right of recoupment provided in this subsection (ii) within 180 days after the Committee’s discovery of the Grantee’s breach of any of the Restrictive Covenants.

7.    No Stockholder Rights.

The Grantee has no voting rights and no rights to receive dividends or dividend equivalents or other ownership rights and privileges of a stockholder with respect to the shares of Common Stock subject to the Restricted Stock Units.

8.    Retention Rights.

Neither the award of Restricted Stock Units, nor any other action taken with respect to the Restricted Stock Units, shall confer upon the Grantee any right to continue in the employ or service of the Company or an Affiliate or shall interfere in any way with the right of the Company or an Affiliate to terminate Grantee’s employment or service at any time.

9.    Notice.

Any notice to the Company provided for in these Terms and Conditions shall be addressed to it in care of the Corporate Secretary of the Company, 1601 Market Street, Philadelphia, Pennsylvania 19103-2197, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll system of the Company or an Affiliate thereof, or to such other address as the Grantee may designate to the Company in writing. Any notice provided for hereunder shall be delivered by hand, sent by telecopy or electronic mail, or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage and registry fee prepaid in the United States mail, or other mail delivery service. Notice to the Company shall be deemed effective upon receipt. By receipt of these Terms and Conditions, the Grantee hereby consents to the delivery of information (including without limitation, information required to be delivered to the Grantee pursuant to the applicable securities laws) regarding the Company, the Plan, and the Restricted Stock Units via the Company’s electronic mail system or other electronic delivery system.

10.    Incorporation of Plan by Reference.

These Terms and Conditions are made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Committee shall be conclusive upon any question arising hereunder. The Grantee’s receipt of the Restricted Stock Units awarded under these Terms and Conditions constitutes such Grantee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan, these Terms and Conditions, and/or the Restricted Stock Units shall be final and binding on the Grantee, his or her beneficiaries, and any other person having or claiming an interest in such Restricted Stock Units. The settlement of any award with respect to Restricted Stock Units is subject to the provisions of the Plan and to interpretations, regulations, and determinations concerning the Plan as established from time to time by the Committee in accordance with the provisions of the Plan. A copy of the Plan will be furnished to each Grantee upon request. Additional copies may be obtained from the Corporate Secretary of the Company, 1601 Market Street, Philadelphia, Pennsylvania 19103-2197.

11.    Income Taxes; Withholding Taxes.

The Grantee is solely responsible for the satisfaction of all taxes and penalties that may arise in connection with the Restricted Stock Units pursuant to these Terms and Conditions. At the time of taxation, the Company shall have the right to deduct from other compensation, or from amounts payable upon settlement of the Restricted Stock Units, an amount equal to the federal (including FICA), state, local and foreign income and payroll taxes and other amounts as may be required by law to be withheld with respect to the Restricted Stock Units. Subject to approval by the Committee, taxes may be withheld upon settlement of the Restricted Stock Units by withholding shares of the Company’s Common Stock, provided that any share withholding shall not exceed the Grantee’s minimum applicable withholding tax rate for federal (including FICA), state, local, and foreign tax liabilities, unless the Committee determines otherwise, consistent with the terms of the Plan.

12.    Governing Law.

The validity, construction, interpretation, and effect of this instrument shall exclusively be governed by, and determined in accordance with, the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle.

13.    Grant Subject to Applicable Laws and Company Policies.

These Terms and Conditions shall be subject to any required approvals by any governmental or regulatory agencies. This award of Restricted Stock Units shall also be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time in accordance with applicable law. Notwithstanding anything in these Terms and Conditions to the contrary, the Plan, these Terms and Conditions, and the Restricted Stock Units awarded hereunder shall be subject to all applicable laws, including any laws, regulations, restrictions, or governmental guidance that becomes applicable in the event of the Company’s participation in any governmental programs, and the Committee reserves the right to modify these Terms and Conditions and the Restricted Stock Units as necessary to conform to any restrictions imposed by any such laws, regulations, restrictions, or governmental guidance or to conform to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time. As a condition of participating in the Plan, and by the Grantee’s acceptance of the Restricted Stock Units, the Grantee is deemed to have agreed to any such modifications that may be imposed by the Committee, and agrees to sign such waivers or acknowledgments as the Committee may deem necessary or appropriate with respect to such modifications.

14.    Assignment.

These Terms and Conditions shall bind and inure to the benefit of the successors and assignees of the Company. The Grantee may not sell, assign, transfer, pledge, or otherwise dispose of the Restricted Stock Units, except to a Successor Grantee in the event of the Grantee’s death.

15.    Section 409A.

This award of Restricted Stock Units is intended to be exempt from or comply with the applicable requirements of section 409A of the Code and shall be administered in accordance with section 409A of the Code. Notwithstanding anything in these Terms and Conditions to the contrary, if the Restricted Stock Units constitute “deferred compensation” under section 409A of the Code and the Restricted Stock Units become vested and settled upon the Grantee’s termination of employment, payment with respect to the Restricted Stock Units shall be delayed for a period of six months after the Grantee’s termination of employment if the Grantee is a “specified employee” as defined under section 409A of the Code (as determined by the

Committee) and if required pursuant to section 409A of the Code. If payment is delayed, the shares of Common Stock of the Company shall be distributed within 30 days of the date that is the six-month anniversary of the Grantee’s termination of employment. If the Grantee dies during the six-month delay, the shares shall be distributed in accordance with the Grantee’s will or under the applicable laws of descent and distribution. Notwithstanding any provision to the contrary herein, payments made with respect to this award of Restricted Stock Units may only be made in a manner and upon an event permitted by section 409A of the Code, and all payments to be made upon a termination of employment hereunder may only be made upon a “separation from service” as defined under section 409A of the Code. To the extent that any provision of these Terms and Conditions would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Restricted Stock Units to fail to satisfy the requirements of section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. In no event shall a Grantee, directly or indirectly, designate the calendar year of payment.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute and attest this instrument, and the Grantee has placed his or her signature hereon, effective as of the Grant Date set forth above.

RADIAN GROUP INC.

By:
Name:
Title:

By electronically acknowledging and accepting this award of Restricted Stock Units following the date of the Company’s electronic notification to the Grantee, the Grantee (a) acknowledges receipt of the Plan incorporated herein, (b) acknowledges that he or she has read the Award Summary delivered in connection with this grant of Restricted Stock Units and these Terms and Conditions and understands the terms and conditions of them, (c) accepts the award of the Restricted Stock Units described in these Terms and Conditions, (d) agrees to be bound by the terms of the Plan and these Terms and Conditions, and (e) agrees that all decisions and determinations of the Committee with respect to the Restricted Stock Units shall be final and binding.